Exhibit (d)(4)

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

July 23, 2021

Sanofi

54, rue La Boétie

75008 Paris, France

Ladies and Gentlemen:

In connection with Sanofi, a French société anonyme (“you”), considering a possible negotiated transaction (a “Transaction”) involving Translate Bio, Inc. and its subsidiaries (collectively, the “Company”, and together with you, the “parties”), you have been or may be furnished with certain Confidential Information (as defined below) by or on behalf of the Company. As a condition to such Confidential Information being furnished or made available to you and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

For purposes of this letter agreement, (a) “Discussion Information” means (i) the fact that investigations, discussions or negotiations are or may be taking place or have taken place concerning consideration of a Transaction or the fact that any of the parties hereto have been considering or reviewing a Transaction, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status or timing thereof or either party’s consideration of a possible Transaction, (iii) the fact that you or any of your affiliates (as defined below) are or have been considering or reviewing the possibility of a Transaction or (iv) the fact that this letter agreement exists or that Confidential Information has or may have been requested or made available to you or your Representatives (as defined below) and (b) “Confidential Information” means any Discussion Information and other information (whether prepared by the Company, its Representatives or otherwise, and whether oral, written or electronic) concerning, relating to or belonging to the Company or its subsidiaries (as defined below), that the Company or its Representatives (in such capacity) furnish, disclose or make available, or have furnished, disclosed or made available, in connection with the Transaction before (solely in the case of Discussion Information), on or after the date hereof to you or your Representatives or is otherwise ascertained by you or your Representatives through discussions with employees or other Representatives of the Company, together with such portions of any analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or you or the Company’s or your respective Representatives or others, to the extent containing or reflecting any such information.

2.	Other than with respect to any Discussion Information, Confidential Information does not include information that (a) was or is already in your or any of your Representatives’

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

possession prior to receiving it from the Company or its Representatives; provided that such information is not known by you to be subject to an obligation of confidentiality to the Company, (b) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by an obligation of confidentiality to the Company with respect to such information, (c) was or is independently developed by you or any of your Representatives without reference to or use of any Confidential Information or (d) was or becomes generally available to the public other than as a result of a disclosure, or any other act or omission in breach of the terms hereof, by you or your Representatives.

3.

The parties shall keep all Discussion Information confidential pursuant to the terms of this letter agreement. You and your Representatives shall keep all Confidential Information confidential pursuant to the terms of this letter agreement, shall not disclose Confidential Information to any third party and shall use Confidential Information solely for the purpose of evaluating, negotiating or consummating a possible Transaction (collectively, the “Purpose”) and for no other purpose, including for the avoidance of doubt, in connection with (a) that certain Collaboration and License Agreement, dated as of June 8, 2018 (as amended, the “Collaboration Agreement”) by and between Translate Bio MA, Inc. (“TBio”) and you, (b) that certain Supply Agreement, dated as of December 20, 2019, by and between TBio and you and (c) that certain Securities Purchase Agreement, dated as of June 22, 2020, by and between the Company and Sanofi; provided, that Confidential Information may be disclosed to such of your Representatives who (i) need to know such information solely for the Purpose, (ii) are advised of the confidential nature of the Confidential Information and their obligations pursuant to this letter agreement and directed to comply herewith and (iii) are obligated to keep such information confidential to at least the extent required hereby. You shall be responsible for any breach of the terms of this letter agreement applicable to your Representatives by your Representatives (in such capacity). Confidential Information shall remain the property of the Company, and its disclosure shall not confer on you or your Representatives any rights with respect to such Confidential Information other than the rights specifically set forth in this letter agreement. You understand that some Confidential Information deemed highly confidential or competitively sensitive (“Highly Confidential Information”) may be designated for review solely by your outside Representatives or by a limited number or category of your employees designated by the Company, and you agree that you and your Representatives shall abide by any such designation. The parties further agree that any such Highly Confidential Information so designated shall be subject to the terms and conditions of any subsequent “clean room” or “clean team” agreement to be negotiated by the parties. You and your Representatives shall exercise the same degree of care that you or they, as applicable, use to protect your or their own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information.

4.

In the event that you or any of your Representatives receives a request, or is required, to disclose all or any part of the Confidential Information (or to make any disclosure otherwise prohibited hereby) under the terms of a subpoena, deposition, interrogatory, request for information or documents, civil investigative demand or other legal process or order issued by a court or governmental, regulatory or administrative body of competent jurisdiction, you agree to, and to direct your Representatives to, (a) to the extent permitted by the applicable law,

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

regulation or body of competent jurisdiction, promptly notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that it may seek, at its sole cost and expense, an appropriate protective order or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such reasonable cooperation as the Company shall reasonably request at the Company’s sole expense) and (b) if, following the failure of the Company to obtain such protective order, disclosure of such Confidential Information is required on the advice of your outside legal counsel, exercise reasonable best efforts (at the sole expense of the Company) to obtain reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Company so designates. Following the failure of the Company to obtain such protective order prior to the required disclosure (in each case, to the extent sought), if, on the advice of your outside legal counsel, disclosure of such Confidential Information is required, you and your Representatives shall be permitted to disclose only that portion of the Confidential Information that is, on the advice of your legal counsel, required to be disclosed. In no event shall you oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The provisions of this paragraph 4 shall apply to the Company with respect to Discussion Information, mutatis mutandis.

5.

You acknowledge that you are aware that the United States securities laws may prohibit persons in possession of material, non-public information regarding an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.

You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and the Company and its Representatives expressly disclaim any and all liability to you or any other person that may be based upon or relate to (a) the use of the Confidential Information by you or any of your Representatives or (b) any errors therein or omissions therefrom. Only those representations or warranties that are made in any definitive agreement (as qualified below) with respect to any Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. You also agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of a possible Transaction as result of (i) this letter agreement or any other written or oral expression with respect to a possible Transaction; (ii) the participation of you and your Representatives in evaluating a possible Transaction; (iii) the review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or (iv) any action taken or any inaction occurring in reliance on the Confidential Information, in each case, except as may be included in any definitive agreement with respect to any Transaction.

7.	At the written request of the Company, you shall promptly (and direct your Representatives to promptly), at your election, either (a) redeliver to the Company all written or electronic

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

Confidential Information or (b) destroy all such written or electronic Confidential Information, in each case including all copies, extracts and other reproductions thereof, then in your or your Representatives’ possession. At the written request of the Company, the destruction pursuant to this paragraph shall be certified or confirmed in writing (email being sufficient) to the Company by an authorized officer or signatory of you. In such event, all oral Confidential Information shall remain subject to the terms of this letter agreement for the term of this letter agreement. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is (i) automatically maintained on routine computer system backup tapes, disks or other electronic storage devices, (ii) retained for compliance purposes or pursuant to a bona fide pre-existing record retention policy or (iii) required to be retained by a stock exchange, FINRA, law or regulation, in each case as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices except to the extent permitted by (and subject to) paragraph 4 above; provided that such materials referenced in this sentence, as well as any and all Discussion Information, shall remain subject to the confidentiality obligations of this letter agreement for the term of this letter agreement.

8.

Neither party nor any of their respective affiliates or subsidiaries, shall be under any legal obligation of any kind whatsoever with respect to Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of their respective directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract claims providing for a Transaction) in connection with such a Transaction unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Each party further acknowledges and agrees that (a) neither party shall have an obligation to enter into, engage in, authorize or pursue any Transaction except as set forth in a definitive agreement providing for a Transaction, (b) neither party has, as of the date hereof, authorized or made any decision to pursue, enter into or engage in any such Transaction and (c) each party reserves the right to reject all proposals and to terminate discussions and negotiations at any time except as set forth in a definitive agreement providing for a Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent, term sheet or any other preliminary written agreement, unless specifically so designated in writing and executed by both parties, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This letter agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Confidential Information, that the Company in its sole discretion determines not to disclose.

9.

All inquiries and other communications by or from you or your Representatives regarding Confidential Information, including requests for additional information or management or employee meetings, shall be made or submitted initially to David Zeng of Centerview Partners LLC and not the Company or any of its subsidiaries, unless otherwise consented to in writing

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

by the foregoing. Accordingly, you shall not, and shall direct your Representatives (acting on your behalf) not to, directly or indirectly contact or communicate with any director, officer, consultant or employee of the Company or any of its subsidiaries or any customers, suppliers, business partners or other commercial relation of the Company or any of its subsidiaries concerning a potential Transaction or Confidential Information, or to seek any information in connection therewith from such person, without the written consent of the Company, except for any contact or communication in the ordinary course of business unrelated to the Transaction.

10.

In consideration of being furnished with Confidential Information, you agree that until the date that is one year from the date of this Agreement, neither you nor any of your affiliates (collectively the “Standstill Parties”) (and you shall cause your affiliates not to), except as expressly approved or invited in writing by the Company:

(a)

directly or indirectly, acquire beneficial ownership of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) of the issued and outstanding shares of Common Stock at any time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend, or reclassification of Common Stock distributable, on a pro rata basis, to all holders of Common Stock (“Shares of Then Outstanding Common Stock”) and/or securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common Stock Equivalents; provided, that notwithstanding the provisions of this paragraph 10, if the number of shares constituting Shares of Then Outstanding Common Stock is reduced or if the aggregate ownership of the Standstill Parties is increased as a result of a repurchase by the Company of Shares of Then Outstanding Common Stock, stock split, stock dividend or a recapitalization of the Company, the Standstill Parties shall not be required to dispose of any of their holdings of Shares of Then Outstanding Common Stock even though such action resulted in the Standstill Parties’ beneficial ownership increasing;

(b)

directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person for election to the Company’s Board of Directors any Shares of Then Outstanding Common Stock;

(c)

directly or indirectly, encourage or support a tender, exchange or other offer or proposal by any person other than you, the Company or an of our respective affiliates (a “Third Party”) with respect to Shares of Then Outstanding Common Stock or Common Stock Equivalents; provided, however, that from and after the filing of a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 under the 1934 Act) by the Company recommending that stockholders accept any such offer or proposal, you shall not be prohibited from taking any of the actions otherwise prohibited by this paragraph 10(c) only for so long as the Company maintains and does not withdraw such recommendation;

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

(d)

directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to the recommendation of a majority of the Company’s Board of Directors with respect to any matter, or seek to advise or influence any person, with respect to voting of any Shares of Then Outstanding Common Stock;

(e)

deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock;

(f)

propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

(g)

act in concert with any Third Party to take any action in clauses (a) through (e) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” within the meaning of Section 13(d)(3) of the 1934 Act;

(h)

enter into discussions, negotiations, arrangements or agreements with any person relating to the foregoing actions referred to in (a) through (e) above; provided, that (A) nothing in the foregoing clause (b) shall prohibit you from proposing to the Company’s Nominating and Corporate Governance Committee (and not pursuant to the advance notice provisions set forth in the Company’s bylaws), in a confidential, nonpublic manner, potential director candidates for consideration by the Company’s Nominating and Corporate Governance Committee, which candidates you believe would be in the best interest of the Company and its stockholders; and (B) nothing contained in this paragraph 10 prohibits you or your affiliates from acquiring a company or business that owns Shares of Then Outstanding Common Stock and/or Common Stock Equivalents; provided, that any such securities of the Company so acquired will be subject to the provisions of this paragraph 10; or

(i)

request or propose to the Company’s Board of Directors (or any committee thereof), any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this paragraph 10 (including this clause (i));

provided, that (A) nothing contained in this paragraph 10 shall prohibit you from making proposals to the Company’s Chairman or Chief Executive Officer on a confidential, nonpublic basis for a proposed transaction between the parties of the type described in the foregoing clauses (a) and (f), so long as you reasonably believe in good faith, based on the written advice of its outside counsel, that neither it nor the Company would reasonably be expected to be required by applicable law or stock exchange requirement to disclose publicly any such proposal and (B) nothing in the foregoing clause (b) shall prohibit you from proposing to the Company’s Nominating and Corporate Governance Committee (and not pursuant to the

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

advance notice provisions set forth in the Company’s bylaws), on a confidential, non-public basis, potential director candidates for consideration by the Company’s Nominating and Corporate Governance Committee, which candidates you believe would be in the best interest of the Company and its stockholders, so long as you reasonably believe in good faith, based on the written advice of its outside counsel, that neither it nor the Company would reasonably be expected to be required by applicable law or stock exchange requirement to disclose publicly any such proposal. None of (x) the ownership nor purchase by an employee benefit plan of you or your affiliates in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company, (y) transfers or resales of the shares of Common Stock by you to any other person in compliance with Section 7.5 of the Collaboration Agreement or (z) the mere voting of the shares of Common Stock held by you, will be deemed to be a breach of your standstill obligations under this paragraph 10.

Notwithstanding the foregoing, (i) this paragraph 10 shall be of no further force or effect if (A) the Company enters into a definitive agreement with any other person or “group” of persons that, if consummated, would involve the direct or indirect acquisition of (x) all or a majority of the Company’s equity securities (or, following which transaction the persons and entities who, immediately prior to such transaction, beneficially owned securities representing a majority of the voting power of the Company do not continue to beneficially own, directly or indirectly, a majority of the voting power of the combined entity) or (y) all or substantially all of the Company and its subsidiaries’ assets, on a consolidated basis, in each case (x) and (y), other than in connection with an internal restructuring transaction involving only the Company, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction, which, for the avoidance of doubt, would include, without limitation, any spin-off, split-off or similar transaction involving any division or operating segment of the Company, provided, that if such definitive agreement is subsequently terminated from and after such termination the terms of this paragraph 10 shall become effective again, or (B) a tender or exchange offer is commenced by any person not affiliated with you (or with whom you would form part of a “group” as defined in Section 13(d)(3) of the Exchange Act) that, if consummated, would result in all or a majority of the Company’s equity securities being owned by persons other than the Company or the then-current holders of the Company’s equity securities, and the Board (or a committee thereof) fails to recommend within ten (10) business days from the date of commencement of such offer that its stockholders reject such offer and (ii) nothing contained in this paragraph 10 shall apply to purchases of the Company’s Common Stock that would result in beneficial ownership by you of not in excess of 5% of the amount thereof issued and outstanding and debt securities.

11.

You represent and warrant that (a) you and your Representatives (acting on your behalf) are not acting as a representative of, or as a joint bidder or co-bidder with, any other person in connection with a potential Transaction, and you are considering a Transaction solely and exclusively for your own account or for the account of one of your affiliates; and (b) neither you nor any of your Representatives (acting on your behalf) have entered into, directly or indirectly, any agreement, arrangement or understanding (whether written or oral) with any person (including any actual or potential source of equity or debt financing or any actual or potential bidding or equity partner) with respect to a possible transaction involving the Company or any of its subsidiaries or that would reasonably be expected to otherwise affect

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

such person’s decisions or actions with respect to a possible transaction involving the Company or any of its subsidiaries (in each case, other than with your Representatives). Furthermore, without limiting the foregoing, neither you nor your Representatives (acting on your behalf) shall (i) act as a representative of, or as a joint bidder or co-bidder with, any other person with respect to a potential Transaction, or (ii) enter into any agreements, arrangements or any other understandings (whether written or oral) with any other person (including any actual or potential source of equity or debt financing or any actual or potential bidding or equity partner) regarding a potential Transaction without, in each case, the prior written consent of the Company (in each case, other than with your Representatives). In addition, in the event that you are granted prior written consent by the Company to enter into any agreement, arrangement or understanding with a debt financing source, you agree that you will not enter into any agreement, arrangement or understanding that would reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in connection with a potential Transaction or any other possible transaction involving the Company or any of its subsidiaries; provided, that your debt financing sources for which the Company has given its prior written consent to you to disclose information to and work with as a potential debt financing source may establish a customary “tree” system whereby separate groups or “trees” will be formed and dedicated to you, and each other party, respectively, involved in the Transaction.

12.

For a period beginning on the date hereof and ending on the earlier of (a) the twelve-month anniversary of this letter agreement and (b) the consummation of a Transaction, without the Company’s prior written consent, neither you nor your subsidiaries that have received any Confidential Information from or on behalf of you will, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with any management-level employee of the Company (the “Restricted Individuals”), or otherwise solicit, induce or otherwise knowingly encourage any Restricted Individual to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company or any of its subsidiaries; provided that this paragraph shall not prohibit or otherwise restrict (i) the solicitation or general recruitment of employees of the Company through general advertising, employment agencies or other general solicitation not specifically targeted to the Restricted Individuals or (ii) the hiring of any employee of the Company (A) as a result of solicitation permitted by clause (i) above, or (B) who has not been employed by the Company for a period of six (6) months or more.

13.

You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) desire to share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges solely as a result of the disclosure of Confidential Information pursuant to this letter agreement.

14.

The parties agree that a party will be irreparably injured by a breach of this letter agreement by the other party or any of its Representatives and that money damages will not be an adequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that this letter agreement is breached. Therefore, the parties agree that the aggrieved party is entitled to specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, as determined by a court of competent jurisdiction, without proof of actual damages. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and in the event such agreement to waive such requirement is found to be invalid, the parties agree to stipulate that a bond in the amount of $1,000 is adequate. Such remedy shall not be deemed to be the exclusive remedy for a party’s or its Representatives’ breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

15.

This letter agreement and all obligations of the parties hereunder shall terminate and be of no further force or effect from the second anniversary hereof. This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof. Neither party may assign this letter agreement, in whole or in part, without the prior written consent of the other party.

16.

This letter agreement may be modified or waived only by a separate writing between the parties executed by both parties setting forth an express modification or waiver. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. In addition, no waiver by either party of any breach of this letter agreement shall be deemed to extend to any other breach hereof, whether prior or subsequent, or affect in any way any rights arising because of any such other breach.

17.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

18.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, the U.S. District Court for the District of Delaware, for purposes of any suit, action or other proceeding arising out of

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

this letter agreement, or of the transactions contemplated hereby, that is brought by or against such party, (b) agrees that all actions or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby shall be litigated exclusively in such courts and (c) agrees not to commence any legal proceeding related hereto except in such courts. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the above referenced courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

19.

For purposes of this letter agreement, (a) the term “Representatives” means (i) a party’s affiliates, and its or their respective directors, officers, employees, managers, members, equityholders, subsidiaries or advisors (including attorneys, accountants, consultants and financial advisors), and (ii) only from and after such time as the Company consents in writing in its sole discretion, potential sources of financing (debt, equity or otherwise) to you or your subsidiaries; (b) the term “subsidiary” means, when used with respect to any party, (i) a person or entity that is directly or indirectly controlled by such party, (ii) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (iii) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (c) the term “control” (including the terms “controlling,” “controlled by” or “under common control with”) means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (d) the term “affiliate” means with respect to any person, any other person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person; and (e) the term “person” shall be broadly interpreted to include the media and any individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

20.

Any notice which either party desires or is required to give to the other party hereunder shall be in writing, and shall be sent by email transmission to the addresses set forth below and, at the option of the sender, also by certified mail, return receipt requested, by hand delivery (against a signed receipt), by reputable overnight delivery service (such as Federal Express) that can certify actual delivery:

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

To the Company:

Translate Bio, Inc.

29 Hartwell Avenue

Lexington, MA 02421

Attn:    Paul Burgess

Email: pburgess@translate.bio

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:    Krishna Veeraraghavan

Email: kveeraraghavan@paulweiss.com

To you:

Sanofi

54, rue La Boétie

75008 Paris, France

Attn:    Loic Gonnet

Email: loic.gonnet@sanofi.com

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:    Michael J. Aiello; Matthew J. Gilroy

Email: michael.aiello@weil.com; matthew.gilroy@weil.com

Either party may change its address for purposes hereof by giving notice to the other party in accordance with this paragraph. Any notice shall be deemed given when notice is delivered via email.

21.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this agreement transmitted by facsimile transmission, by email in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein as of the date first above written.

Very truly yours,

TRANSLATE BIO, INC.

By:	/s/ Paul Burgess
Name: Paul Burgess
Title: COO and CLO

[Signature Page to Confidentiality Agreement]

29 Hartwell Avenue Lexington, MA 02421 P (617) 945 7361

Accepted, Confirmed and Agreed:

SANOFI

By:	/s/ Loic Gonnet
Name: Loic Gonnet
Title: Head, Mergers & Acquisitions

[Signature Page to Confidentiality Agreement]